UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 13, 2009

Exxon Mobil Corporation
(Exact Name of Registrant as Specified in Charter)

New Jersey	1-2256	13-5409005
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5959 Las Colinas Boulevard Irving, Texas 75039-2298
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (972) 444-1000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On December 13, 2009, Exxon Mobil Corporation, a New Jersey corporation (the “Company”), ExxonMobil Investment Corporation, a wholly-owned subsidiary of the Company and a Delaware corporation (“Merger Subsidiary”), and XTO Energy Inc., a Delaware corporation (“XTO Energy”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Subsidiary will merge with and into XTO Energy (the “Merger”), with XTO Energy continuing as the surviving corporation and a wholly-owned subsidiary of the Company.

The Merger Agreement

At the effective time and as a result of the Merger, (i) each share of XTO Energy common stock will be converted into the right to receive 0.7098 shares of common stock of the Company (the “Exchange Ratio”) and (ii) all outstanding XTO Energy options will be converted into options to purchase shares of common stock of the Company, with the number of shares of XTO Energy common stock subject to the option, and the option’s exercise price, adjusted based on the Exchange Ratio.

Consummation of the Merger is subject to customary conditions, including (i) the adoption of the Merger Agreement by the holders of XTO Energy common stock, (ii) the absence of any law or order prohibiting the closing, (iii) the expiration or termination of the applicable Hart-Scott-Rodino waiting period and receipt of antitrust clearance under Dutch competition laws, (iv) subject to certain exceptions, the accuracy of representations and warranties and performance of covenants, (v) the effectiveness of the registration statement for the common stock of the Company being issued in the Merger and (vi) the delivery of customary opinions from counsel to the Company and counsel to XTO Energy that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

The Company and XTO Energy have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to conduct their respective businesses in the ordinary course consistent with past practice between the execution of the Merger Agreement and consummation of the Merger.  In addition, XTO Energy has covenanted (i) to cause a stockholder meeting to be held to consider approval of the transactions contemplated by the Merger Agreement, (ii) subject to certain exceptions, for its board of directors to recommend approval by its stockholders of the transactions contemplated by the Merger Agreement, (iii) not to solicit proposals relating to alternative business combination transactions and (iv) subject to certain exceptions, not to enter into discussions concerning or provide confidential information in connection with alternative business combination transactions.

The Merger Agreement contains certain termination rights for both the Company and XTO Energy.  The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances, XTO Energy would be required to pay the Company a termination fee of $900 million.

The foregoing description of the Merger Agreement, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto.

The Merger Agreement has been included to provide security holders with information regarding its terms.  It is not intended to provide any other factual information about the Company or XTO Energy.  The representations, warranties and covenants contained in the Merger Agreement were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders.  Security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or XTO Energy.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in XTO Energy’s or the Company’s public disclosures.

Press Release

On December 14, 2009, the Company and XTO Energy issued a joint press release announcing that they had entered into the Merger Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference into this Item 8.01.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits

2.1
Agreement and Plan of Merger dated as of December 13, 2009 among Exxon Mobil Corporation, ExxonMobil Investment Corporation and XTO Energy Inc. (the schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

99.1	Joint Press Release issued by Exxon Mobil Corporation and XTO Energy Inc., dated December 14, 2009, announcing entry into the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXXON MOBIL CORPORATION

Date:	December 14, 2009	By:	/s/ Patrick T. Mulva
			Name:	Patrick T. Mulva
			Title:	Vice President and Controller

INDEX TO EXHIBITS

Exhibit Number	Description
2.1
Agreement and Plan of Merger dated as of December 13, 2009 among Exxon Mobil Corporation, ExxonMobil Investment Corporation and XTO Energy Inc. (the schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

99.1	Joint Press Release issued by Exxon Mobil Corporation and XTO Energy Inc., dated December 14, 2009, announcing entry into the Merger Agreement.